Exhibit 10.1

ICT Group, Inc. Long-Term Incentive Plan

1.	Plan Objective

The ICT Group, Inc. Long-Term Incentive Plan is designed to encourage results-oriented actions on the part of identified senior managers of ICT Group, Inc. (the “Company”). The Plan is intended to align closely financial rewards to managers with the achievement of specific performance objectives by the Company.

2.	Definitions

(a) “Administrator” shall mean the Committee, with respect to Officers, and the Chief Executive Officer (“CEO”) or an individual or committee to whom authority has been delegated, as applied to all other employees.

(b) “Award” shall mean the incentive award earned by a Participant under the Plan for a Performance Period, if any.

(c) “Award Agreement” shall mean a written document issued by the Administrator to a Participant that describes the Award to be paid by the Company to the Participant.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(e) “Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(f) “Company” shall mean ICT Group, Inc., a Pennsylvania corporation.

(g) “Common Stock” shall mean common stock of the Company, par value $.01 per share.

(h) “Fair Market Value” shall mean, with respect to a given day, (i) the closing sales price of a Share as reported on the principal securities exchange on which Shares are then listed or admitted to trading, or (ii) if not so reported, the closing sales price on the immediately preceding business day of a Share as published in the NASDAQ National Market Issues report in the Eastern Edition of the Wall Street Journal, or (iii) if not so reported, the average of the closing bid and asked prices on the immediately preceding business day as reported on the NASDAQ National Market System, or (iv) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee; provided, however, that to the extent applicable, all determinations of Fair Market Value shall be made in a manner consistent with the requirements of section 409A of the Code.

(i) “Officer” shall mean an employee who is a “covered employee” of the Company for purposes of section 162(m) of the Code (as defined in Treas. Regulation § 1.162 – 27(a)(2) or successor regulations of comparable intent).

(j) “Participant” shall mean senior managers of the Company designated by the Administrator as eligible to participate in the Plan for a Performance Period.

(k) “Performance Goals” shall mean the specific performance objectives established by the Administrator for a Performance Period in accordance with Section 5 which may include threshold, target and maximum levels for each performance objective.

(l) “Performance Period” shall mean, unless the Administrator determines otherwise, a period of three calendar years beginning on January 1 of the first calendar year and ending on December 31 of the third calendar year.

(m) “Plan” shall mean the ICT Group, Inc. Long-Term Incentive Plan, as set forth herein and as may be amended from time to time.

(n) “Share” shall mean a share of Common Stock of the Company, to be issued pursuant to the terms and conditions of the Company’s 2006 Equity Compensation Plan (or a successor shareholder-approved plan of comparable intent).

(o) “Stock Unit” shall mean a unit that represents the right to receive a Share on a future date pursuant to the terms and conditions of the Company’s 2006 Equity Compensation Plan (or a successor shareholder-approved plan of comparable intent).

(p) “Target Award” shall have the meaning as defined in Section 5 below.

3.	Eligibility

All senior management employees of the Company and its subsidiaries who are identified by the Committee are eligible to participate in the Plan. The Administrator shall designate the senior management employees who shall participate in the Plan for each Performance Period.

4.	Administration

(a) The Plan shall be administered by the Committee, which shall set overall goals and assess the ongoing effectiveness of the Plan. With respect to employees who are Officers of the Company, the Committee shall make all operative determinations. However, if so delegated by the Committee, the Plan shall be administered by the CEO with respect to all other employees. With the consent of the Committee, the CEO may delegate his authority to administer the Plan to an individual or other committee. The Committee shall be comprised of at least two outside directors, as that term is defined in section 162(m) of the Code.

(b) The Administrator shall have full power and authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants for the Plan, to determine each Participant’s Target Award, Performance Goals and actual Award, to make all factual and other determinations in connection with the Plan, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. Only the Committee shall take the foregoing actions with respect to Officers.

(c) All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. The Administrator’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including the Participants and their respective beneficiaries. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan.

5.	Target Awards and Performance Goals

(a) LTIP Performance Awards

(i) At the beginning of each Performance Period as designated by the Administrator, the Administrator shall establish for each Participant a Target Award, which shall be expressed as a percentage of base salary. Target Awards will be based on a number of factors, including, but not limited to, (i) market competitiveness of the position, (ii) job level, (iii) base salary level, (iv) past individual performance, and (v) expected contribution to future Company performance and business impact. The Administrator shall also establish for each Officer a maximum Award that may be paid for the Performance Period. The maximum amount for Officers shall remain fixed for the entire Performance Period.

(ii) At the beginning of each Performance Period, the Administrator shall establish for each Participant Performance Goals that must be met in order for an Award to be payable for the Performance Period. The Administrator shall establish in writing: (i) the Performance Goals that must be met, (ii) the threshold, target and maximum amounts that may be paid if the applicable Performance Goals are met, and (iii) any other conditions that the Administrator deems appropriate and consistent with the Plan and, in the case of Officers, in compliance with section 162(m) of the Code. The Administrator shall establish objective Performance Goals for each Participant related to the Participant’s business unit or the performance of the Company and its parents, subsidiaries and affiliates as a whole, or any combination of the foregoing. The Administrator shall notify each Participant of his or her Target Award and the Performance Goals for the Performance Period.

(iii) The objectively determinable Performance Goals shall be based on one or more of the following criteria related to the Participant’s business unit or the performance of the Company and its parents, subsidiaries and affiliates as a whole, or any combination of the foregoing: EBT (earnings before tax), earnings per share, EBITDA (earnings before interest, taxes, depreciation and amortization), net earnings, operating or other earnings, profits, revenues, net cash flow, financial return ratios, return on assets, stock price, shareholder return, return on equity, growth in assets, unit volume, sales or market share.

(iv) For Officers, the Administrator must establish the Target Awards and Performance Goals no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

The Performance Goals for each Officer for each Performance Period are intended to satisfy the requirements for “qualified performance-based compensation” under section 162(m) of the Code, including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met and the amount of the Award payable to the Participant under the Plan, if any.

(v) Each Participant will earn an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Administrator. The Administrator shall have the discretion to interpolate between threshold, target and maximum levels to determine the level of achievement of the Performance Goals and the amount of the corresponding award for achievement of the Performance Goals.

(vi) The maximum Award that may be paid to an Officer for a Performance Period shall not exceed $5 million. The Administrator may establish a lower maximum Award for an Officer as it deems necessary or appropriate.

(b) Performance – Vested RSU Grants

(i) Notwithstanding the provisions of subsection (a) above, the Committee may award grants under this Plan in the form of Shares or Stock Units which vest only with reference to Performance Goals (“Performance-Vested RSU Grants”) as described in subsection (a); provided, however, that the specific Performance Goals applicable to particular Performance-Vested RSU Grants need not be identical to the specific Performance Goals applicable to grants made under subsection (a).

(ii) Except as may be otherwise provided in the relevant Performance-Vested RSU Grant instrument, all Performance-Vested RSU Grants shall be subject to the terms and conditions of subsection (a); provided, however, that as to Officers, no provision contained in such grant instrument shall be inconsistent with the intended treatment of Performance-Vested RSU Grants as “qualified performance-based compensation” under section 162(m) of the Code.

6.	Payment of Incentive Awards

(a) All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Administrator deems appropriate and as are specified in writing by the Administrator to the individual in the Award Agreement.

(b) The Committee shall approve the form of each Award. Except as to Performance-Vested RSU Grants (which shall be issued in the form of shares or stock units), the Committee shall have the discretion to determine to pay part, or all, of the Award in cash, in Shares or in Stock Units, or in some combination thereof.

(c) The Administrator shall certify and announce to the Participants the Awards that will be paid by the Company as soon as practicable following the final determination of the Company’s financial results for the Performance Period. Payment of the Awards certified by the Administrator shall be made in cash, Stock Units, or a combination of cash and Stock Units, as soon as practicable following the close of the Performance Period, but in any event within two and one-half months after the close of the Performance Period. As to Officers, prior to the payment of any Award under the Plan, the Administrator shall certify in writing that the Performance Goals and other material terms have been met.

(d) The portion of a Participant’s Award that the Committee determines shall be paid in Stock Units, if any, shall be equal to the result of dividing (i) the amount of the Award to be converted to Stock Units divided by (ii) the Fair Market Value of a Share as of the Award date. All Stock Units awarded under the Plan will vest according to the schedule determined by the Committee on the date of the Award and set forth in the Participant’s Award Agreement. Except as otherwise provided in this Plan or in the relevant Participant’s Award Agreement or in the Participant’s employment agreement, if any, with the Company, if a Participant incurs a Separation from Service prior to fully vesting in his or her Stock Units, the unvested Stock Units shall be immediately forfeited. Notwithstanding any contrary provision of this Plan, all unvested Stock Units shall fully vest and become nonforfeitable in the event of (i) the Participant’s death or Disability; (ii) the Participant’s retirement after attaining the combined age and years of service as may be determined by the Committee from time to time to constitute retirement; or (iii) consummation of a transaction constituting a Change in Control (whether or not the relevant Participant’s employment is terminated). If not otherwise defined in this Plan or in the Award Agreement, capitalized terms used in subsections (d) and (f) shall have the meaning set forth in the Participant’s employment agreement; however, if the Participant does not have an employment agreement or the Participant’s employment agreement does not define these terms then they shall have the meanings set forth in the 1996 Equity Compensation Plan (or any successor thereto) or in the relevant Award Agreement.

(e) To the extent permitted by the Committee in its sole discretion, participants may elect to defer amounts payable or distributable under the Plan to the ICT Group Non-Qualified Executive Retirement Plan or any successor thereto (the “Non-Qualified Plan”). The Committee shall have the authority to amend the Non-Qualified Plan as the Committee deems necessary or appropriate in order to coordinate the provisions of the Non-Qualified Plan with this Plan.

(f) Unless otherwise determined by the Committee, participants must be employed on the day an Award is paid to be eligible for such Award. Participants who terminate employment prior to the last day of the Performance Period will not be eligible for any Award payment for that Performance Period, except as the Administrator may otherwise determine. Notwithstanding the above, in the event of the occurrence of any of the events described in subsection d(i) (death or Disability); d(iii) (retirement) or d(iv) (Change in Control), the Participant’s rights under this Plan and under the Participant’s Award Agreement shall be determined as if the Participant had remained employed by the Company through the last day of the Performance Period and had achieved attainment of the applicable performance criteria for each year of the Performance Period at the same level as was attained for the most recent full year within the Performance Period (with the result that there must be at least the full year of performance results within the applicable Performance Period in order for the Participant to obtain a benefit under the provision). In addition, in the event of the Participant’s termination of employment by the Company without Cause, the Participant’s entitlement to a benefit under this Plan and under the Participant’s Award Agreement shall be determined as if the Participant were employed through the last day of the year during the Performance Period in which the termination of employment occurs, and the performance attainment level deemed achieved for that year shall be equal to the level attained in the immediately prior full performance year, provided, however, that the termination without Cause must occur in the fourth quarter of the last year of the Performance Period in order for the Participant to obtain a benefit under this provision.

(g) The Administrator may establish appropriate terms and conditions to accommodate newly hired and promoted employees, consistent, in the case of Officers, with section 162(m) of the Code.

7.	Changes to Performance Goals and Target Awards

At any time prior to the final determination of Awards for Participants other than Officers, the Administrator may adjust the Performance Goals and Target Awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature. The Administrator may make the foregoing adjustments with respect to Officers’ Awards to the extent the Administrator deems appropriate, considering the requirements of section 162(m) of the Code.

8.	Amendments and Termination

(a) The Company may at any time amend or terminate the Plan by action of the Committee; provided, however, that the Committee shall not amend the Plan as to Officers without shareholder approval if such approval is required by section 162(m) of the Code or other applicable legal or regulatory standards. Without limiting the foregoing, the Company, by action of the Administrator, shall have the right to modify the terms of the Plan as may be necessary or desirable to comply with the laws or local customs of countries in which the Company operates or has employees.

(b) As to Officers, the Plan must be reapproved by the shareholders no later than the first shareholders’ meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan, or at such other times, if any, if required by section 162(m) of the Code or the regulations thereunder.

9.	Miscellaneous Provisions

(a) This Plan is not a contract between the Company and the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the Plan, and no action taken pursuant to the Plan, shall affect the right of the Company to terminate a Participant’s employment at any time and for any or no reason. The Company is under no obligation to continue the Plan.

(b) A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 6(i) of the Plan upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant. The Company’s obligations under the Plan may be assigned to any corporation which acquires all or substantially all of the Company’s assets or any corporation into which the Company may be merged or consolidated.

(c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards. The Company’s obligations hereunder shall constitute a general, unsecured obligation, Awards shall be paid solely out of the Company’s general assets, and, except as to Awards denominated in Shares or Stock Units, no Participant shall have any right to any specific assets of the Company.

(d) The Company shall have the right to deduct from Awards any and all federal, state and local taxes or other amounts required by law to be withheld.

(e) It is the intent of the Company that the Plan and Awards under the Plan for Officers comply with the applicable provisions of section 162(m) and section 409A of the Code, and the Committee shall have the discretion to revise the provisions and the administration of the Plan to effect compliance with all such requirements. To the extent that any legal requirement of section 162(m) of the Code as set forth in the Plan ceases to be required under section 162(m) of the Code, in accordance with the decision of the Committee, such Plan provision shall cease to apply.

(f) The Company’s obligation to pay compensation as herein provided is subject to any applicable orders, rules or regulations of any government agency or office having authority to regulate the payment of wages, salaries, and other forms of compensation.

(g) In the event that any provision in this Plan or the Award Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Plan.

(h) In the event of a conflict between one or more provisions of this Plan and one or more provisions of the Award Agreements, the provisions of this Plan shall govern unless the Award Agreement is specific that its provisions shall control.

(i) With respect to provisions of the Plan that are subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all conditions of Rule 16b-3, as amended, or its successors under the Exchange Act applicable thereto. To the extent any provisions of the Plan or action by the Committee fail to so comply, the applicable provision or action will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

(j) Subject to the limitation on the transferability of Awards, this Plan shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

(k) Words used in the masculine shall apply to the feminine where applicable, and whenever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

(l) Except as specifically provided in the Plan or in the Award Agreement, nothing contained in this Plan shall affect the Participant’s right to participate in and receive benefits under and in accordance with the terms of any pension, insurance or other employee benefit plan or program of the Company or of any affiliate, as may be determined by the Committee.

(m) To the extent deemed applicable by the Committee, this Plan and the relevant Award Agreements issued under this Plan shall be operated and construed in conformity with applicable provisions of section 409A of the Code and any nonconforming provision may be revised or amended by the Committee in its discretion without the consent of the Participant. Further, to the extent that payments to be made under this Plan are to be made promptly upon vesting or the occurrence of event that permissibly gives rise to the payment, such payments will be made not later than the date which is two and a half months following the later of the end of the fiscal year of the Company in which the vesting event occurred or the end of the calendar year in which such vesting event occurred.

(n) The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the Commonwealth of Pennsylvania.

10.	Effective Date.

The Plan will become effective as of January 1, 2006, as to Officers, subject to the approval of shareholders at the 2006 Annual Meeting of Shareholders, and no payments shall be made pursuant to the Plan to Officers until after the Plan has been approved by the shareholders of the Company.